                                                                    EXHIBIT 10.1

                                   EXHIBIT C
                                      TO
                            DISTRIBUTION AGREEMENT

                      DEBT AND CASH ALLOCATION AGREEMENT

  THIS DEBT AND CASH ALLOCATION AGREEMENT (this "Agreement") is made and
entered into as of this       day of          , 1996 by and among Tenneco
Inc., a Delaware corporation ("Tenneco"), Newport News Shipbuilding Inc. (formerly known as Tenneco InterAmerica Inc.), a Delaware corporation ("Shipbuilding Company"), and New Tenneco Inc., a Delaware corporation ("Industrial Company").

  WHEREAS, pursuant to the terms of that certain Distribution Agreement by and
among the parties hereto and dated as of           , 1996 (the "Distribution
Agreement"), the parties have entered into this Agreement regarding the allocation of the Cash and Cash Equivalents and Consolidated Debt of Tenneco and its consolidated subsidiaries as of the Effective Time.

  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and the Distribution Agreement, each of the parties hereto, on behalf of itself and each of the other members of its Group over which it has direct or indirect legal or effective control, hereby agrees as follows:

  1. Certain Definitions. Capitalized terms which are used herein but which are not defined below in this SECTION 1 or in any of the other provisions or Sections of this Agreement or in the Distribution Agreement, shall have the meaning ascribed to such terms in the Debt Realignment Plan attached as Exhibit C to the Merger Agreement.

    (a) "Actual Energy Debt Amount" means the aggregate amount, as of the Effective Time, of the following, without duplication:

      (i) the then outstanding amount of the Tenneco Revolving Debt plus accrued and accreted interest and fees and expenses in respect thereof (as reflected on the Energy Adjusted Closing Balance Sheet); plus

      (ii) the Consolidated Public Debt Value; plus

      (iii) the then outstanding principal amount of Consolidated Debt of Tenneco and the Energy Subsidiaries other than that which is described in clauses (i) and (ii) above (for this purpose undrawn letters of credit and guarantees shall not be treated as outstanding) plus accrued and accreted interest and fees and expenses in respect thereof as reflected on the Energy Adjusted Closing Balance Sheet; plus

      (iv) except as otherwise expressly provided in the Merger Agreement or the Distribution Agreement, the unpaid amount of all direct and out of pocket fees, costs and expenses (as reflected on the Energy Adjusted Closing Balance Sheet) incurred on or prior to the Effective Time by Tenneco and its subsidiaries in respect of the transactions contemplated under the Debt Realignment, with respect to the Merger Agreement, the NPS Issuance and with respect to the Distribution Agreement, including, without limitation, the Corporate Restructuring Transactions, the Distributions, the Merger and the other related transactions, including by way of example items specifically set forth on Schedule 1 to the extent incurred in respect of the aforesaid transactions (collectively, the "Tenneco Transaction Expenses");

      (v) any sales and use, gross receipts or other transfer Taxes (including Gains Taxes and Transfer Taxes, as defined in the Merger Agreement) imposed as a result of the Corporate Restructuring Transactions or otherwise occurring pursuant to the Distribution Agreement or the Merger Agreement, excluding, however, any stamp duty imposed by the Stamp Act 1894 (Queensland) as a result of the Merger; plus

      (vi) Restructuring Taxes (as defined in the Tax Sharing Agreement), except (A) for Taxes resulting from the deferred intercompany items on
    Schedule 2, and (B) to the extent the IRS ruling provides the Transactions (as defined in the Tax Sharing Agreement) are tax-free; plus

      (vii) the then outstanding amount of any off-balance sheet indebtedness incurred after June 19, 1996 and before the Effective Time to finance the acquisition of any additional interest in the Oasis Pipeline;

      (viii) dividends declared by Tenneco on its common stock, $4.50 Preferred Stock and $7.40 Preferred Stock which have not been paid prior to the Effective Time but as to which the record date is before the Effective Time; plus

      (ix) the total amount of dividends accrued on the shares of New Preferred Stock issued pursuant the NPS Issuance that remain unpaid as of the Effective Time.

  The parties hereto hereby acknowledge and agree that the Actual Energy Debt Amount shall not include any amounts that may be due and owing ASCC under or as a result of the factoring arrangement between ASCC and Tenneco (and/or any of its Subsidiaries) and that are included in the amount of Factored Proceeds.

    (b) "Actual Energy Expenditures Amount" means the actual amount of capital expenditures (determined on a basis consistent with the past accounting practices of the Energy Business and the 1996 capital budget provided to Acquiror) made and paid for by the Energy Business from and after January 1, 1996 to and including the Effective Time, including, without limitation any capital expenditures in respect of the 70 MW Dunaferr power project in Hungary; provided, however, that any amount paid for the acquisition of any additional interest in either Tenneco Energy Resources Inc. or the Oasis Pipeline shall not be capital expenditures for any purpose under this Agreement and shall not be included in the Actual Energy Expenditures Amount.

    (c) "Allocated Energy Debt" means the total amount of indebtedness (including accrued and accreted interest and fees and expenses) outstanding as of the Effective Time under each of the Tenneco Revolving Debt, the Consolidated Debt (other than the Tenneco Revolving Debt) of Tenneco and the Energy Subsidiaries and the Tenneco Transaction Expenses, and any and all such indebtedness outstanding or other obligations and liabilities incurred or accrued under any of the foregoing from time to time and at any time after the Effective Time.

    (d) "Allocated Industrial Debt" means the total amount of indebtedness (including accrued and accreted interest and fees and expenses) outstanding under the Industrial Debt Securities as of the Effective Time, any and all such indebtedness outstanding from time to time thereafter and all other obligations and liabilities incurred or accrued at any time under the Industrial Debt Securities.

    (e) "Allocated Shipbuilding Debt" means the total amount of indebtedness (including accrued and accreted interest and fees and expenses) outstanding under the Shipbuilding Credit Facility as of the Effective Time, any and all such indebtedness outstanding from time to time at any time thereafter and all other obligations and liabilities incurred or accrued at any time under the Shipbuilding Credit Facility.

    (f) "Auditors" has the meaning ascribed to such term in SECTION 6 below.

    (g) "Base Amount" means an amount equal to $2,650,000,000, (i) plus, without duplication, the sum of (A) with respect to Tenneco gas purchase contracts, the amount of all cash payments made by Tenneco and/or any of its Subsidiaries during the period commencing on the date of Merger Agreement and ending on the Closing Date (as defined in the Merger Agreement) as a result or in respect of any settlement, judgment or satisfaction of a bond in excess of the market price for gas received by Tenneco and/or any of its Subsidiaries reduced by the amount of any cash payments received from customers, insurers or other third parties with respect thereto (other than ones refunded prior to the Effective Time) or with respect to any gas supply realignment costs which are so recovered (and not refunded) on or prior to the Effective Time, (B) the purchase price paid by Tenneco and/or any of its subsidiaries to acquire any additional interest in the Oasis Pipeline, (C) the amount of all cash payments made by Tenneco and/or any of the Energy Subsidiaries during the period commencing on the date of the Merger Agreement and ending on the Closing Date in settlement of any significant claim, action, suit or proceeding to the extent such matter would be an Energy Liability and with the consent of Acquiror, which shall not be arbitrarily withheld (including, without limitation, cash payments in settlement of claims against Tenneco and/or any of its affiliates arising from the Stock Purchase Agreement dated as of July 31, 1986 by and between Tenneco Inc.) reduced by the amount of any cash payments received by Tenneco or any of the Energy Subsidiaries during such period from customers, insurers or other third parties with respect thereto, and (D) the total amount of the specific additions or increases to the Base Amount set forth on SCHEDULE 4 attached hereto, (ii) less, without duplication, the sum of (A) the gross amount of cash proceeds actually received by Tenneco from the NPS Issuance (as defined in the Merger Agreement) less the amount of any expenses related thereto which are included in the Actual Energy Debt Amount), and (B) the total amount of the specific subtractions and reductions to the Base Amount set forth on SCHEDULE 4 attached hereto.

    (h) "Cash and Cash Equivalents" has the meaning ascribed to such term under United States generally accepted accounting principles.

    (i) "Consolidated Public Debt Value" means the value (including any accrued and unpaid interest thereon) of publicly-held Consolidated Debt of Tenneco and the Energy Subsidiaries outstanding as of the Effective Time (as reflected on the Energy Adjusted Closing Balance Sheet), calculated and determined by Tenneco and Acquiror or if, they are unable to agree, by a nationally recognized investment banking firm selected by mutual agreement between Tenneco and Acquiror, as of the close of business on the fifth
  (5th) business day preceding the Effective Time based on the applicable spreads to treasuries and the applicable benchmark treasury securities listed on Schedule 3.

    (j) "Closing Calendar Month" means the calendar month in which the Effective Time occurs.

    (k) "Debt Realignment" has the meaning ascribed to such term in the Merger Agreement.

    (l) "Dispute" has the meaning ascribed to such term in SECTION 6 below.

    (m) "Energy Adjusted Closing Balance Sheet" has the meaning ascribed to such term in SECTION 6 below.

    (n) "Energy Closing Balance Sheet" has the meaning ascribed to such term in SECTION 6 below.

    (o) "Energy Receivables" means any and all accounts receivable of the Energy Business (after giving effect to the Corporate Restructuring Transactions and the Distributions and, therefore, specifically excluding receivables relating to the business of Case Corporation and the Industrial Business).

    (p) "Factored Proceeds" means the total amount of outstanding cash proceeds received by Tenneco from ASCC, as of the last business day of the month preceding the Closing Calendar Month, through the factoring of Energy Receivables.

    (q) "Guaranteed Energy Cash Amount" has the meaning ascribed to such term in SECTION 5 below.

    (r) "Guaranteed Shipbuilding Cash Amount" has the meaning ascribed to such term in SECTION 5 below.

    (s) "Independent Auditors" has the meaning ascribed to such term in
  SECTION 6 below.

    (t) "Industrial Debt Securities" means, collectively, the notes, debentures and other debt securities issued by Industrial Company in exchange for certain issues of the Consolidated Debt pursuant to and in accordance with the debt exchange by Industrial Company contemplated under the Debt Realignment.

    (u) "Merger Closing Date" means the date on which the Merger is consummated.

    (v) "Required Energy Expenditures Amount" means an aggregate amount of capital expenditures (determined on a basis consistent with the past accounting practices of the Energy Business and the 1996 capital budget provided to Acquiror) by the Energy Business for 1996 equal to $333,200,000, plus an amount of capital expenditures by the Energy Business for 1997 equal to $27,750,000 per month for each month (or pro rata portion thereof) from January 1, 1997 to the Effective Time.

    (w) "Shipbuilding Adjusted Closing Balance Sheet" has the meaning ascribed to such term in SECTION 6 below.

    (x) "Shipbuilding Closing Balance Sheet" has the meaning ascribed to such term in SECTION 6 below.

    (y) "Shipbuilding Credit Facility" has the meaning ascribed to such term in SECTION 3 below.

    (z) "Tenneco Allocation Percentage" means a fraction, the numerator of which is the total number of business days remaining in the Closing Calendar Month from and after the Effective Time (including the day on which the Effective Time occurs), and the denominator of which is the total number of business days in the Closing Calendar Month; provided, however, that the day on which the Effective Time occurs shall be excluded from the numerator of such fraction if Tenneco and/or any of its Subsidiaries has paid as of the Effective Time the payables of Tenneco and its Subsidiaries for that day, as determined in accordance with Tenneco's past practices for the payment of such payables.

    (aa) "Tenneco Revolving Debt" has the meaning ascribed to such term in
  SECTION 2 below.

  2. Tenneco Credit Facility and Tenneco Revolving Debt. Tenneco shall, at its expense, have the sole right and authority to, and will use its commercially reasonable efforts to, have in place prior to the Distribution Date a credit facility for itself (with such guarantees of its obligations thereunder by the Energy Subsidiaries as it deems necessary) in an aggregate principal amount sufficient (together with other available funds to Tenneco) to fund the tenders, redemptions, prepayments, defeasances and maturities contemplated under the Debt Realignment; to pay all the fees, costs and expenses incurred by Tenneco and its subsidiaries in preparing for, negotiating and effecting the Distributions, the Merger and the Debt Realignment and any financings in connection therewith; and for other general corporate purposes (including, without limitation, working capital, the repayment or refinancing of Consolidated Debt and the payments of dividends). This facility shall be in effect at, and shall have a remaining stated maturity of at least 180 days following, the closing of the Merger and the Distributions. The aggregate amount of debt (including accrued and accreted interest and fees and expenses) outstanding as of the Effective Time under this facility is hereinafter called the "Tenneco Revolving Debt".

  Notwithstanding anything contained herein, (a) contemporaneously with the Distributions, Tenneco and the Energy Subsidiaries shall be removed as obligor under (and released from liability with respect to) any indebtedness for borrowed money for which Tenneco or its subsidiaries are liable and which are assumed by the Industrial Company or the Shipbuilding Company pursuant to the terms hereof and the Distribution Agreement, (b) any Tenneco Revolving Debt shall be prepayable without penalty, subject to customary notice provisions,
(c) in respect of publicly-traded Consolidated Debt, between the date of the Merger Agreement and the Effective Time there shall be no (i) extension of maturity or average life, (ii) increase in interest rates or (iii) adverse change in defeasance or redemption provisions with respect to any indebtedness for borrowed money for which Tenneco or the Energy Subsidiaries will be liable on or after the Effective Time and (d) except for the Tenneco Revolving Debt, no indebtedness for borrowed money of Tenneco or the Energy Subsidiaries at the Effective Time shall contain any affirmative or negative financial or operational covenants other than ones that are (x) mutually acceptable to Tenneco and Acquiror or (y) no more restrictive in the aggregate and substantially equivalent to those set forth in the Indenture dated as of January 1, 1992 of El Paso Natural Gas Company as in effect as of the date of the Merger Agreement (other than Section 10.05 of the Indenture).

  3. Shipbuilding Credit Facility and Shipbuilding Revolving Debt. Prior to the Distributions (and at such time as Tenneco shall request), Shipbuilding Company shall, at its expense, obtain and have in place a credit facility (the "Shipbuilding Credit Facility") for itself (with such guarantees of its obligations thereunder by the Shipbuilding Subsidiaries as is necessary to obtain the Shipbuilding Credit Facility) in an aggregate principal amount of at least $600 million (the "Minimum Debt Amount") and shall borrow the Minimum Debt Amount thereunder and distribute the proceeds of such borrowing to Tenneco (or such subsidiary of Tenneco as Tenneco shall designate) at such time on or prior to the consummation of the Distributions as Tenneco shall request.

  4. Allocation and Assumption of Debt.

  (a) Allocated Energy Debt. On the Distribution Date, Tenneco shall assume, and shall thereafter be solely liable and responsible for, the Allocated Energy Debt. Tenneco hereby acknowledges and agrees that the Allocated Energy Debt shall constitute an Energy Group Liability as defined in the Distribution Agreement.

  (b) Allocated Industrial Debt. On the Distribution Date, Industrial Company shall assume, and shall thereafter be solely liable and responsible for, the Allocated Industrial Debt. Industrial Company hereby acknowledges and agrees that the Allocated Industrial Debt shall constitute an Industrial Group Liability as defined in the Distribution Agreement.

  (c) Allocated Shipbuilding Debt. On the Distribution Date, Shipbuilding Company shall assume, and shall thereafter be solely liable and responsible for, the Allocated Shipbuilding Debt. Shipbuilding Company hereby acknowledges and agrees that the Allocated Shipbuilding Debt shall constitute a Shipbuilding Group Liability as defined in the Distribution Agreement.

  5. Allocation of Cash and Cash Equivalents. Prior to or contemporaneously with the consummation of the Distributions, each of the parties hereto shall make such transfers of the Cash and Cash Equivalents of Tenneco and its consolidated subsidiaries (prior to giving effect to the Distributions) so that to the extent possible, based on estimates of the aggregate amount of Cash and Cash Equivalents of Tenneco and its consolidated subsidiaries then on hand, (a) Tenneco and the Energy Subsidiaries, on a consolidated basis, shall, as of the Effective Time, have an aggregate amount of Cash and Cash Equivalents equal to the sum of the following:

    (i) $25.0 million,

    (ii) the product of (A) the Tenneco Allocation Percentage, and (B) the lesser of (I) $100 million plus any interest due ASCC thereon for the Closing Calendar Month, and (II) the total amount of the Factored Proceeds plus any interest due ASCC thereon for the Closing Calendar Month, and

    (iii) should the Effective Time occur on December 27, 30 or 31, 1996, the lesser of (A) $100 million, and (B) the total amount of the Factored Proceeds.

  (the sum of the amounts described in the immediately preceding clause (i), (ii) and (iii) is hereinafter, referred to as the "Guaranteed Energy Cash Amount"), and (b) Shipbuilding Company and the Shipbuilding Subsidiaries, on a consolidated basis, shall, as of the close of business on the Merger Closing Date, have an aggregate of $5 million of Cash and Cash Equivalents (the "Guaranteed Shipbuilding Cash Amount"). All remaining Cash and Cash Equivalents of Tenneco and its consolidated subsidiaries shall be allocated to Industrial Company and the Industrial Subsidiaries.

  6. Post Distribution Audit.

  (a) Preparation of Closing Balance Sheets. As soon as practicable after the Merger Closing Date, but in any event within 60 days following the Merger Closing Date, Industrial Company shall cause Arthur Andersen LLP (the "Auditors") to:

    (i) conduct an audit of Tenneco and the Energy Subsidiaries to determine the aggregate amount, as of the Effective Time, of each of the Factored Proceeds, the Tenneco Revolving Debt, the Consolidated Debt (other than the Tenneco Revolving Debt) of Tenneco and the Energy Subsidiaries, the Tenneco Transaction Expenses, the Cash and Cash Equivalents of Tenneco and the Energy Subsidiaries and the Actual Energy Expenditures Amount, and to prepare and deliver to each of Industrial Company and Tenneco a consolidated balance sheet for Tenneco and the Energy Subsidiaries as of the Effective Time reflecting (x) the amount of each of the foregoing (other than the aggregate amount of the Factored Proceeds (which shall be set forth in a footnote to such consolidated balance sheet) and the Consolidated Debt valued as part of the Consolidated Public Debt Value) and
  (y) the Consolidated Public Debt Value (the "Energy Closing Balance
  Sheet"); and

    (ii) conduct an audit of Shipbuilding Company and the Shipbuilding Subsidiaries to determine the aggregate amount of the Cash and Cash Equivalents of Shipbuilding Company and the Shipbuilding Subsidiaries as of the Effective Time, and to prepare and deliver to each of Industrial Company and Shipbuilding Company a consolidated balance sheet for Shipbuilding Company and the Shipbuilding Subsidiaries as of the Effective Time reflecting the aggregate amount of such Cash and Cash Equivalents (the "Shipbuilding Closing Balance Sheet").

  The Energy Closing Balance Sheet and the Shipbuilding Closing Balance Sheet shall each be prepared on the basis of an audit conducted by the Auditors in accordance with generally accepted auditing standards and prepared in accordance with generally accepted accounting principles consistently applied and without giving effect to any change in accounting principles required on account of the consummation of the Merger or the Distributions, except that, to the extent that any definition contained herein contemplates inclusion or exclusion of an item that would not be included or excluded under generally accepted accounting principles, the Auditors shall compute such item in accordance with such definition. During the course of the preparation of the Energy Closing Balance Sheet and the Shipbuilding Closing Balance Sheet by the Auditors, and during any period in which there is a dispute regarding either the Energy Closing Balance Sheet or the Shipbuilding Closing Balance Sheet, each of Tenneco, Industrial Company and Shipbuilding Company, as the case may be, shall cooperate with the Auditors and each other and shall have access to all work papers of the Auditors and all pertinent accounting and other records of Tenneco and the Energy Subsidiaries and Shipbuilding Company and the Shipbuilding Subsidiaries, as applicable. Tenneco shall pay the fees and expenses of the Auditors. Notwithstanding any provision of this Agreement or the Distribution Agreement, the Claims Deposit (as defined in Insurance Agreement) shall not be included as Cash and Cash Equivalents of Tenneco and the Energy Subsidiaries.

  (b) Disputes Regarding Closing Balance Sheet. Unless (i) in the case of the Energy Closing Balance Sheet, Tenneco delivers written notice to Industrial Company on or prior to the 30th day after its receipt of the Energy Closing Balance Sheet that it disputes any of the amounts set forth on the Energy Closing Balance Sheet (hereinafter, an "Energy Dispute"), or (ii) in the case of the Shipbuilding Closing Balance Sheet, Shipbuilding Company delivers written notice to Industrial Company on or prior to the 30th day after its receipt of the Shipbuilding Closing Balance Sheet that it disputes the amount of Cash and Cash Equivalents set forth on the Shipbuilding Closing Balance Sheet (hereinafter, a "Shipbuilding Dispute") then, as applicable, Tenneco and/or Shipbuilding Company shall be deemed to have accepted and agreed to the Energy Closing Balance Sheet or the Shipbuilding Closing Balance Sheet, as applicable, in the form in which it was delivered to it by the Auditors. If such a notice of an Energy Dispute is given by Tenneco or a notice of a Shipbuilding Dispute is given by Shipbuilding Company (in either case such party being hereinafter referred to as the "Disputing Party") within such 30-day period, then Industrial Company and the Disputing Party shall, within 15 days after the giving of any such notice, attempt to resolve such Energy Dispute or Shipbuilding Dispute, as the case may be, and agree in writing upon the final content of the Energy Closing Balance Sheet or Shipbuilding Closing Balance Sheet, as the case may be. In the event that the Disputing Party and Industrial Company are unable to resolve any Energy Dispute or Shipbuilding Dispute, as the case may be, within such 15-day period, then the certified public accounting firm of Ernst & Young or another mutually acceptable independent accounting firm (the "Independent Auditors") shall be employed as arbitrator hereunder to settle such Energy Dispute and/or Shipbuilding Dispute, as the case may be, as soon as practicable. The Independent Auditors shall have access to all documents and facilities necessary to perform its function as arbitrator. The determination of the Independent Auditors with respect to any Energy Dispute and/or Shipbuilding Dispute, as the case may be, shall be final and binding on the applicable parties hereto. Industrial Company and the Disputing Party shall each pay one-half ( 1/2) of the fees and expenses of the Independent Auditors for such services. Industrial Company and the Disputing Party each agree to execute, if requested by the Independent Auditors, a reasonable engagement letter. The term "Energy Adjusted Closing Balance Sheet," as used herein, shall mean the definitive Energy Closing Balance Sheet agreed to by Tenneco and Industrial Company or, as the case may be, the definitive Energy Closing Balance Sheet resulting from the determinations made by the Independent Auditors in accordance with this
Section 6(b) (in addition to the matters theretofore agreed to by Tenneco and Industrial Company). The term

"Shipbuilding Closing Balance Sheet," as used herein, shall mean the definitive Shipbuilding Closing Balance Sheet agreed to by Shipbuilding Company and Industrial Company or, as the case may be, the definitive Shipbuilding Closing Balance Sheet resulting from the determinations made by the Independent Auditors in accordance with this SECTION 6(B) (in addition to the matters theretofore agreed to by Shipbuilding Company and Industrial Company). The date on which the Energy Adjusted Closing Balance Sheet is determined and provided to each of Industrial Company and Tenneco pursuant to this SECTION 6(B) is hereinafter referred to as the "Energy Determination Date". The date on which the Shipbuilding Adjusted Closing Balance Sheet is determined and provided to each of Industrial Company and Shipbuilding Company pursuant to this SECTION 6(B) is hereinafter referred to as the "Shipbuilding Determination Date".

  7. Post Distribution Adjustments and Cash Payments.

  (a) Adjustments and Payments Relating to Consolidated Debt. If the Actual Energy Debt Amount exceeds the Base Amount, Industrial Company shall pay Tenneco the amount of such excess in cash within 10 days after the Energy Determination Date. If, on the other hand, the Actual Energy Debt Amount is less than the Base Amount, Tenneco shall pay Industrial Company the amount of such deficiency in cash within 10 days after the Energy Determination Date.

  (b) Adjustments and Payments Relating to Cash and Cash Equivalents.

      (i) Adjustments and Payments Relating to Shipbuilding Company. If the amount of Cash and Cash Equivalents of Shipbuilding Company and the Shipbuilding Subsidiaries as reflected on the Shipbuilding Adjusted Closing Balance Sheet is less than the Guaranteed Shipbuilding Cash Amount, Industrial Company shall pay Shipbuilding Company the amount of such deficiency in cash within 10 days after the Shipbuilding Determination Date. If, on the other hand, the amount of Cash and Cash Equivalents of Shipbuilding Company and the Shipbuilding Subsidiaries as reflected on the Shipbuilding Adjusted Closing Balance Sheet exceeds the Guaranteed Shipbuilding Cash Amount, Shipbuilding shall pay Industrial Company the amount of such excess in cash within 10 days after the Shipbuilding Determination Date.

      (ii) Adjustments and Payments Relating to Tenneco. (A) If the amount of Cash and Cash Equivalents of Tenneco and the Energy Subsidiaries as reflected on the Energy Adjusted Closing Balance Sheet is less than the Guaranteed Energy Cash Amount, Industrial Company shall pay Tenneco the amount of such deficiency in cash within 10 days after the Energy Determination Date. If, on the other hand, the amount of Cash and Cash Equivalents of Tenneco and the Energy Subsidiaries as reflected on the Energy Adjusted Closing Balance Sheet exceeds the Guaranteed Energy Cash Amount, Tenneco shall pay Industrial Company the amount of such excess in cash within 10 days after the Energy Determination Date.

      (B) If the Actual Energy Expenditures Amount as reflected on the Energy Adjusted Closing Balance Sheet is less than the Required Energy Expenditures Amount, Industrial Company shall pay Tenneco the amount of such deficiency in cash within 10 days after the Energy Determination Date. If, on the other hand, the Actual Energy Expenditures Amount as reflected on the Energy Adjusted Closing Balance Sheet is greater than the Required Energy Expenditures Amount, Tenneco shall pay to Industrial Company the amount of such excess in cash within 10 days after the Energy Determination Date.

      (C) Each of Tenneco and Industrial Company hereby agrees that the amount of any cash payment otherwise due it under any provision of this
    SECTION 7 may be offset against and reduced, on a dollar for dollar basis, in respect of any cash payment it may otherwise be required to make to the other pursuant to and in accordance with any other provision of this SECTION 7, and that the amount of such offset and reduction shall be treated as payment of its obligations under any provision of this SECTION 7 to the extent of such offset and reduction.

  8. Miscellaneous Provisions.

  (a) Termination. This Agreement may not be terminated except upon the written agreement of each of the parties hereto.

  (b) Best Efforts. If at any time after the Merger Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of Tenneco, Industrial Company and Shipbuilding Company shall, on the written request of any of them, take (or cause the appropriate member of its Group over which it has direct or indirect legal or effective control to take) all such reasonably necessary or desirable action.

  (c) Cooperation. The parties hereto agree to use their reasonable best efforts to cooperate with respect to the various matters contemplated by this Agreement.

  (d) Successors and Assigns. Except as otherwise expressly provided herein, no party hereto may assign or delegate, whether by operation of law or otherwise, any of such party's rights or obligations under or in connection with this Agreement without the written consent of each other party hereto. No assignment will, however, release the assignor of any of its obligations under this Agreement or waive or release any right or remedy the other parties may have against such assignor hereunder. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

  (e) Modification; Waiver; Severability. This Agreement may not be amended or modified except in a writing executed by each of the parties hereto. The failure by any party to exercise or a delay in exercising any right provided for herein shall not be deemed a waiver of any right hereunder. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

  (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

  (g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  (h) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or five business days after mailing by certified or registered mail, return receipt requested and postage prepaid, to the recipient at such recipient's address as indicated in the Distribution Agreement or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

  (i) Survival. Each of the agreements of the parties herein shall survive the Merger Closing Date.

  (j) No Third Party Beneficiaries. This Agreement is made solely for the benefit of the parties hereto and the other members of their respective Groups, and shall not give rise to any rights of any kind to any other third parties.

  (k) Governing Law and Consent to Jurisdiction. ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          TENNECO INC.

                                          By __________________________________
                                            Name:
                                            Title:

                                          NEW TENNECO INC.

                                          By __________________________________
                                            Name:
                                            Title:

                                          NEWPORT NEWS SHIPBUILDING INC.
                                          (formerly known as Tenneco
                                           InterAmerica Inc.)

                                          By __________________________________
                                            Name:
                                            Title:

                                  Schedule 1
                     to Debt and Cash Allocation Agreement

Accounting fees and expenses

Actuarial fees and expenses

Appraisal fees and expenses

Audit fees and expenses

Broker/dealer fees and expenses

Consulting fees and expenses

Exchange/paying agent fees and expenses

Exit consent fees

Fees and expenses incurred in connection with arranging the Revolving Debt, including commitment fees, drawdown fees, agent's fees, facility fees and similar fees and expenses, and lender's costs and expenses payable by the borrower

Filing fees, including SEC, NYSE, NASD, HSR and other similar fees

Information agent fees and expenses

Investment banking fees and expenses, dealer manager fees and expenses, and similar fees and expenses

Fees and expenses with respect to legal matters pertaining to the transactions

Mailing expenses

Newspaper advertising costs

Printing fees and expenses

Proxy solicitation fees and expenses

Soliciting dealer fees and expenses

Rating Agency fees

Underwriting, placement, registration and similar fees, commissions and discounts payable in connection with the NPS Preferred Stock

                                  Schedule 2
                     to Debt and Cash Allocation Agreement

  The deferred intercompany items referred to in SECTION 1(A)(VI) of the Debt and Cash Allocation agreement are the following intercompany transactions

SELLER                            BUYER                   PROPERTY TRANSFERRED
------                            -----                   --------------------
Tenneco Corporation     Tenneco Inc.               Stock of Kern County Land Co.
Tenneco Corporation     Tenneco Inc.               Stock of Tenneco Credit Corp.
Tenneco Corporation     Tennessee Gas Pipeline Co. Stock of Tenneco International Inc.
Channel Gas Marketing   Channel Industries Gas     DT Line
Tenngasco Gas Supply    Channel Industries Gas     Transmission facilities
Tennessee Gas Pipeline
Co.                     Energy TRACS               Software assignment agreement

                                 TENNECO INC.

                                  Schedule 3

                                                                 PRE-DETERMINED
                                                 ------------------------------------------------
             SECURITY DESCRIPTION                   BENCHMARK TREASURY     SPREAD TO TREASURY(1)
------------------------------------------------ ------------------------- ----------------------
       INDENTURE          FACE  COUPON  MATURITY      COUPON      MATURITY   CASE A      CASE B
       ---------         ------ ------  -------- ---------------- -------- ----------  ----------
Inc. ................... $300.0  6.500% 12/15/05 5.875%            11/05   84 bp       76 bp
Inc. ...................  300.0  7.250% 12/15/25 pricing 30yr UST          125         113
Inc. ...................  500.0  7.875% 10/01/02 6.375%            08/02   73          66
Inc. ...................  250.0  8.000% 11/15/99 7.750%            11/99   58          52
Inc. ...................  150.0  9.000% 11/15/12 pricing 30yr UST          95          86
Inc. ...................  200.0  9.875% 02/01/01 7.750%            02/01   66          59
Inc. ...................  250.0 10.000% 03/15/08 pricing 30yr UST          91          82
Inc. ...................  500.0 10.000% 08/01/98 5.875%            08/98   51          46
Inc. ...................  175.0 10.375% 11/15/00 5.625%            11/00   64          58
TGP.....................  400.0  6.000% 12/15/11 pricing 30yr UST          95          86
TGP.....................   75.0  8.000% 05/15/97 NA                NA      NA          NA
TGP.....................  250.0  9.000% 01/15/97 NA                NA      NA          NA
TCC.....................    7.5  8.500% 01/30/97 NA                NA      NA          NA
TCC.....................    0.5  8.500% 03/17/97 NA                NA      NA          NA
TCC.....................    3.0  8.500% 03/24/97 NA                NA      NA          NA
TCC.....................    5.0  8.520% 03/28/97 NA                NA      NA          NA
TCC.....................    6.6  8.570% 03/18/97 NA                NA      NA          NA
TCC.....................  150.0  9.250% 11/01/96 NA                NA      NA          NA
TCC.....................   12.0  9.470% 09/21/98 5.875%            08/98   48          43
TCC.....................   10.0  9.480% 01/28/02 7.500%            11/01   69          62
TCC.....................  250.0  9.625% 08/15/01 7.875%            08/01   68          61
TCC.....................    7.6  9.720% 09/15/01 7.875%            08/01   68          61
TCC.....................   10.0  9.720% 09/25/01 7.875%            08/01   69          62
TCC.....................    5.0  9.900% 12/02/96 7.500%            12/96   45          41
TCC.....................    3.0  9.900% 08/19/98 5.875%            08/98   48          43
TCC.....................    4.5 10.000% 08/19/98 5.875%            08/98   48          43
TCC.....................    5.0 10.000% 12/13/01 7.500%            11/01   70          63
TCC.....................   50.0 10.500% 08/17/98 5.875%            08/98   48          43
TCC.....................  150.0 10.125% 12/01/97 5.250%            12/97   48          43
Inc. ................... $2,625
TGP.....................    725
TCC.....................    680
                         ------
                         $4,030
                         ------

NOTE: (1) Case A represents the spread to treasury for each security in the event that the percentage of the aggregate principal amount of the bonds participating in any tender or exchange, measured as a group for all bonds tendered or exchanged for, equals or exceeds 80% of all such bonds eligible to participate. In the event that the percentage of bonds participating in any tender or exchange falls short of 80% (calculated as aforesaid), the market value of all bonds remaining outstanding will be determined by using the spread to treasury indicated in Case B.

                                  SCHEDULE 4
                                      TO
                      DEBT AND CASH ALLOCATION AGREEMENT

                     ADDITIONAL ADJUSTMENTS TO BASE AMOUNT

1. Indonesia (the South Sulawesi Project)

  (a) All expenditures made by Acquiror at any time from and after June 19, 1996 with respect to this project shall have no effect whatsoever on the Base Amount or the calculation thereof.

  (b) All expenditures made by any of Tenneco or its consolidated subsidiaries at any time between June 19, 1996 and the Effective Time (the "PRE-CLOSING PERIOD") shall be added to the Base Amount (but shall not be included as a capital expenditure for purposes of determining the Actual Energy Expenditures Amount); provided, however, the Base Amount will be reduced by the amount of any Net Cash Proceeds (as defined herein) received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) during the Pre-Closing Period from any monetization of this project during the Pre-Closing Period. As used in the Schedule 4, the term "Net Cash Proceeds" means the total amount of cash proceeds actually received by the party in question during the Pre-Closing Period from the consummation during the Pre-Closing Period of the transaction or transactions in question, less the sum of any and all costs, expenses and taxes related to the transaction or transactions in question which either are
(i) actually incurred and paid by Tenneco or any of its consolidated subsidiaries prior to or at the Effective Time, or (ii) incurred but not paid prior to or at the Effective Time by any member of either the Industrial Group and/or Shipbuilding Group.

2. Orange Cogeneration Project

  (a) All expenditures made by Acquiror at any time from and after June 19, 1996 with respect to this project shall have no effect whatsoever on the Base Amount or the calculation thereof.

  (b) All expenditures made by any of Tenneco or its consolidated subsidiaries at any time during the Pre-Closing Period shall be added to the Base Amount (but shall not be included as a capital expenditure for purposes of determining the Actual Energy Expenditures Amount); provided, however, the Base Amount will be reduced by the amount of any Net Cash Proceeds received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) during the Pre-Closing Period from any monetization of this project during the Pre-Closing Period.

3. Australian Infrastructure Bonds

  (a) The Base Amount shall be reduced by any Net Cash Proceeds received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) during the Pre-Closing Period from any off-balance sheet financing in respect of this project.

4. Asset Sales

  (a) Microwave Licenses. The Base Amount shall be reduced by the aggregate amount of Microwave Net Cash Proceeds (as defined below) from any sale or assignment during the Pre-Closing Period of private operational-fixed microwave licenses issued by the Federal Communications Commission. As used herein, "Microwave Net Cash Proceeds" means the gross cash proceeds actually received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) less the sum of (i) the total amount of relocation costs and cost and expenses of rebuilding an acceptable replacement communication system that are actually incurred and paid by Tenneco or any of its consolidated subsidiaries during the Pre-Closing Period (or incurred by any member of the Industrial Group or Shipbuilding Group and remain unpaid as of the Effective
Time), and (ii) the amount of any taxes incurred in connection with any such sale or assignment which are either (A) actually incurred and paid by Tenneco or any of its consolidated subsidiaries prior to the Effective Time, or (B) incurred by any member of the Shipbuilding Group or Industrial Group and remain unpaid as of the Effective Time.

5. Land Sales

  (a) 960 Acre Parcel Located Along Galveston Bay at Ingleside, Texas. The Base Amount shall be reduced by the total amount of Net Cash Proceeds actually received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) at any time during the Pre-Closing Period, in connection with the sale of the above referenced property.

  (b) Westchase Development in West Houston (also known as Tract 6A). The Base Amount shall be reduced by the total amount of Net Cash Proceeds actually received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) at any time during the Pre-Closing Period in connection with the sale of the above referenced property.

  (c) 1625 West Loop (also known as Post Oak Ranch). The Base Amount shall be reduced by the total amount of Net Cash Proceeds actually received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) at any time during the Pre-Closing Period in connection with the sale of the above referenced property.

6. Sales of Gas Turbines

  The Base Amount shall be reduced by the total amount of Net Cash Proceeds actually received by Tenneco or any of its consolidated subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) from its sale of any gas turbines at any time during the Pre-Closing Period.

7. ICH Tax Indemnity Matter

  The Base Amount shall be increased by any cash payment (up to a maximum amount, however, of $19.0 million) made by Tenneco or any of its consolidated subsidiaries during the Pre-Closing Period in respect of the settlement of the ICH tax indemnity matter.

8. Payments due on Settlement of Certain Lawsuits During the Pre-Closing
Period

  All cash payments actually received by Tenneco or any of its consolidated subsidiaries during the Pre-Closing Period in respect of any settlement of any of the lawsuits or other proceedings identified and referred to in paragraph 9 of, and Schedule G-2 to, Exhibit G to the Merger Agreement shall, to the extent provided for under the terms described under paragraph 9 of such Exhibit G, be for the account of Industrial Company and shall not be included in the Guaranteed Energy Cash Amount or have any effect on the Base Amount or the calculation thereof.

9. Hedging Transactions

  Any hedging transactions and all costs and expenses with respect thereto that are entered into in connection with or in anticipation of the Debt Realignment shall be for the benefit or detriment of Industrial Company and shall have no effect whatsoever on the Base Amount or the calculation thereof.

10. Rate Refunds Payable to Customers

  The Base Amount shall be reduced by the amount, calculated as of the Effective Time, of any rate refunds, including interest, which would be payable to customers pursuant to the rate settlement filed with the Federal Energy Regulatory Commission at Docket No. RP95-112 and have not been paid as of the Effective Time, whether such amounts are to be paid to customers or credited against gas supply realignment costs pursuant to a settlement with customers.

11. Sale of Tenneco Ventures

  The Base Amount shall be reduced by the aggregate amount of Net Cash Proceeds actually received by Tenneco or any of its subsidiaries (and credited to the account of Industrial Company under the Debt and Cash Allocation Agreement) from any sale of Tenneco Ventures during the Pre-Closing Period.

  1.2 Bonuses for Energy Employees

  (a) The total amount of cash bonuses for Energy Employees for the calendar year 1996 (the "1996 Bonus Amount") shall be pro rated based on the date on which the Effective Time occurs and shall be shared between Tenneco and Industrial Company based on such pro ration as follows:

    (i) Tenneco shall be responsible and liable for the payment of that portion (the "Tenneco Bonus Portion") of the 1996 Bonus Amount that equals the product of (A) the 1996 Bonus Amount, and (B) a fraction, the numerator of which is the number of days remaining in the 1996 calendar year following the day on which the Effective Time occurs (the "Effective Day"), and the denominator of which is 365.

    (ii) New Tenneco shall be responsible and liable for the payment of that portion of the 1996 Bonus Amount that equals the amount by which the 1996 Bonus Amount exceeds the Tenneco Bonus Portion.

  (b) Each of Tenneco's and New Tenneco's liability for its share of the 1996 Bonus Amount shall be accounted for in the Merger as follows:

    (i) If 100% of the 1996 Bonus Amount is paid on or before the Effective Time, the Base Amount shall be increased by the Tenneco Bonus Portion.

    (ii) If as of the Effective Time, the amount of the 1996 Bonus Amount that remains due and unpaid exceeds the Tenneco Bonus Portion, the Base Amount shall be reduced by the amount of such excess.

    (iii) If as of the Effective Time, the amount of the 1996 Bonus Amount that remains due and unpaid equals the Tenneco Bonus Portion, the Base Amount shall not be increased or decreased in respect of the 1996 Bonus Amount.